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                                                                  Exhibit (e)(2)


Security ownership of directors and management

  The following table shows certain information about the securities ownership of all directors of Intimate Brands, the executive officers of Intimate Brands named in the Summary Compensation Table below and all directors and executive officers of Intimate Brands as a group.

                                   Number of                   Number of
                                   Shares of                   Shares of            Percent
                                    Class A                   The Limited              of
                                    Common                       Common               The
                                     Stock                       Stock               Limited
                                  Beneficially   Percent of   Beneficially           Common
             Name               Owned(a)(b)(c)     Class      Owned(a)(b)            Stock
---------------------------     --------------   ----------   ------------          --------

Roger D. Blackwell                      23,430            *          13,600                 *
E. Gordon Gee                           14,740            *          12,889(d)              *
Kenneth B. Gilman                      119,512(e)         *       1,015,632(d)(f)(g)        *
William E. Kirwan                        3,225            *               0                **
Grace A. Nichols                       580,002            *          77,019(d)(f)           *
Beth M. Pritchard                      655,111(h)         *          28,677(f)              *
Leonard A. Schlesinger                   1,000            *          71,395(d)              *
Donald B. Shackelford                   21,425            *         153,120(d)(f)           *
Leslie H. Wexner                       340,657            *      77,260,860(d)(g)(i)     18.1%
All directors and executive
officers as a group                  1,759,102(j)       2.2%     78,633,192(d)(g)(k)     18.4%

-------------------

*    Less than 1%.


**   Not applicable.


(a) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse.

(b) Reflects ownership as of March 2, 2001. Donna A. James was appointed to the Board on March 23, 2001.

(c) Includes the following number of shares issuable within 60 days upon the exercise of outstanding stock options: Dr. Blackwell, 9,425; Dr. Gee, 9,425; Mr. Gilman, 96,250; Dr. Kirwan, 1,550; Ms. Nichols, 360,504; Ms.
     Pritchard, 495,254; Mr. Shackelford, 9,425; Mr. Wexner, 210,000; and all directors and executive officers as a group, 1,191,833.


(d) Includes the following number of shares issuable within 60 days upon the exercise of outstanding stock options: Dr. Gee, 7,461; Mr. Gilman, 652,854; Ms. Nichols, 25,934; Mr. Schlesinger, 59,721; Mr. Shackelford, 7,461; Mr. Wexner, 1,914,723; and all directors and executive officers as a group, 2,668,154. Included in Mr. Wexner's 1,914,723 shares are 3,165 shares issuable within 60 days upon the exercise of outstanding stock options by Mr. Wexner's wife as to which Mr. Wexner may be deemed to share the power to vote or direct the disposition.


(e) Includes 2,100 shares owned by family members, as to which Mr. Gilman disclaims beneficial ownership.


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

(f) Includes the following number of shares owned by family members, as to which beneficial ownership is disclaimed: Mr. Gilman, 2,234; Ms. Nichols, 720; Ms. Pritchard, 400; and Mr. Shackelford, 38,596.


(g) Includes the following number of shares held in an employee benefit plan, over which the participant has the power to dispose or withdraw shares: Mr. Gilman, 70,350; Mr. Wexner, 1,103,669 (reflects ownership as of February 28, 2001); and all directors and executive officers as a group, 1,174,019.


(h) Includes 3,150 shares, as to which Ms. Pritchard disclaims beneficial ownership.

(i) Includes 700,000 shares held by Health and Science Interests II, 736,634 shares held by The Wexner Foundation and 21,499,700 shares held by The Wexner Children's Trust. Mr. Wexner disclaims beneficial ownership of the shares held by Health and Science Interests II and The Wexner Foundation. Mr. Wexner shares investment and voting power with others with respect to shares held by The Wexner Foundation. Includes 10,005,663 shares owned by Mr. Wexner's wife as to which Mr. Wexner may be deemed to share the power to vote or direct the disposition. Excludes 400,000 shares held in a trust of which Mrs. Wexner is a beneficiary and as to which Mr. Wexner disclaims beneficial ownership.

(j)  Includes 5,250 shares as to which beneficial ownership is disclaimed.

(k)  Includes 1,478,584 shares as to which beneficial ownership is disclaimed.



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